Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

First Niagara Financial Group, Inc.:

We consent to the use of our reports dated March 17, 2015 in this Amendment No. 3 to KeyCorp’s registration statement No. 333-208272 on Form S-4 with respect to the consolidated statements of condition of First Niagara Financial Group, Inc. and subsidiaries as of December 31, 2014 and 2013, and the related statements of operations, comprehensive (loss) income, changes in stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2014 and the effectiveness of internal control over financial reporting incorporated by reference herein and to the reference to our firm under the heading “Experts” in the registration statement.

Our report dated March 17, 2015, on the effectiveness of internal control over financial reporting as of December 31, 2014, expresses our opinion that First Niagara Financial Group, Inc. and subsidiaries did not maintain effective internal control over financial reporting as of December 31, 2014 because of the effect of a material weakness on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states “A material weakness related to the Company’s allowance for loan losses process has been identified and included in management’s assessment.”

/s/ KPMG LLP

Buffalo, New York

February 3, 2016